Exhibit 99.1

Procom Technology, Inc. Announces Anticipated Financial Results and Delay in Filing of Form 10-Q

IRVINE, Calif., June 17, 2003 —  Procom Technology Inc. (NASDAQ: PRCM) today announced that it anticipates that its net sales for the third quarter of fiscal 2003 will be approximately $4.2 million, compared to $4.4 million in the comparable quarter of fiscal 2002, and that its net loss for the third quarter of fiscal 2003 will be approximately $2.6 million, compared with a net loss of $1.1 million for the year-earlier period. The Company’s estimated cash and cash equivalents as of April 30, 2003 were approximately $8.2 million, of which $0.5 million was restricted.

The Company also reported that on May 28, 2003, the plaintiffs in a securities class action entitled Albert Ree v. Alex Aydin, Alex Razmjoo, and Procom Technology, Inc. amended their complaint to add additional allegations of violations of Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Act of 1934. The original complaint, filed in September 2002 in U.S. District Court for the Southern District of New York, was first discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002. The amended complaint includes allegations that, during the period from December 9, 1999 to June 25, 2001, the Company falsely and recklessly overstated revenues in violation of generally accepted accounting principles. The Company believes that the allegations stated in the amended complaint are without merit, and the Company’s audit committee, with the unanimous concurrence of the board of directors, is conducting an independent review of the allegations stated in the amended complaint. The Company’s independent public accountants have informed the Company that they are unable to complete a FAS 100 review of the consolidated financial statements to be included in the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter until the audit committee’s independent review is completed. Accordingly, the Company intends to file a Form 12b-25 with the Securities and Exchange Commission to report that its Quarterly Report on Form 10-Q for the quarter ended April 30, 2003 will not be timely filed.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, comments regarding the Company’s efforts to develop competitive NAS products and to increase its sales of NAS products. Future results could be affected materially as a result of important factors, including, without limitation, adverse economic conditions and weak corporate information technology expenditures, competitive product introductions, price competition, the failure of any significant customer, any failure or delay in the Company’s ability to develop and introduce new products and enhancements to existing products, any unfavorable change in the relationship with channel partners and other resellers of the Company’s products, any decrease in the growth of the market for NAS, foreign currency fluctuations, and other factors set forth in the Company’s Annual Reports on Form 10-K for the 2001 and 2002 fiscal years, and in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are urged to carefully review and consider the various disclosures made by the Company to advise interested parties of certain risks and other factors that may affect the Company’s business and operating results, including the disclosures made in the Company’s Annual Reports on Form 10-K for the 2001 and 2002 fiscal years and in other filings by the Company with the Securities and Exchange Commission.